Exhibit 99.1
Visualant Implements Reverse Stock Split,
Effective Wednesday, June 17, 2015

Temporary trading symbol:  VSULD

Seattle, WA – (June 17, 2015) – Visualant, Inc. (OTCQB: VSUL), a leading provider of disruptive light-based technologies, announced its 1-for-150 reverse split of its common stock became effective at the beginning of trading today, Wednesday, June 17, 2015.

The Common Stock will be reported for 20 business days under the temporary ticker symbol “VSULD” with the “D” added to signify that the reverse stock split has occurred. After 20 business days, the symbol will revert to the original symbol of “VSUL.”  In connection with the reverse stock split, the CUSIP number for the Common Stock has been changed to 928449 206.

Information to Shareholders

American Stock Transfer and Trust Company, LLC is acting as exchange agent for the Reverse Stock Split and will send instructions to stockholders of record who hold stock certificates regarding the exchange of certificates for Common Stock. Stockholders who hold their shares in brokerage accounts or “street name” are not required to take any action to effect the exchange of their shares following the Reverse Stock Split.  American Stock Transfer and Trust Company may be reached for questions at 877-248-6417 or 718-921-8317.

More information on the reverse stock split can be found in Visualant’s Form 8-K, which will be filed with the Securities and Exchange Commission on June 17, 2015.  Additional information on Visualant’s reverse stock split will be available beginning on or about June 17, 2015 in the “Reverse Stock Split FAQs” on the Investor page of the Company’s website at www.visualant.net.

About Visualant, Inc.

Visualant™ is a public company whose shares trade under the stock symbol “VSUL.” We have developed a proprietary technology to uniquely identify and authenticate almost any substance. This patented technology utilizes light at the photon (elementary particle of light) level through a series of emitters and detectors to generate a unique signature or “fingerprint” from a scan of almost any solid, liquid or gaseous material.  This signature of reflected or transmitted light is digitized, creating a unique ChromaID signature.  The ChromaID technology looks beyond visible light frequencies to areas of near infra-red and ultraviolet light that are outside the humanly visible light spectrum. The data obtained allows us to create a very specific and unique ChromaID signature of the substance for a myriad of authentication and verification applications.  For more information on Visualant, visit the company’s new website at www.visualant.net.

Visualant Press Contacts:
Hal Bringman
Email  hal@nvpr.com
Desk +1 (206) 299-0622 ext 801
Mobile +1 (310) 210-8011,
Skype halbringman